[Impsat Logo]
                                                                Think>Ahead


                                            Buenos Aires, October, 26, 2006

DEAR VALUED SUPPLIER:

Today we announced that IMPSAT has entered into an agreement to be acquired by GLOBAL CROSSING. This is a major positive step in Impsat's evolution and exciting news for our company. By combining our assets, expertise and industry-leading products, we can together create the most advanced enterprise solutions.

Widely recognized for its innovation capabilities and leadership in worldwide broadband communications, Global Crossing is a company with global presence and impact designed for the convergence of voice, video and data solutions, delivering services to more than 600 cities in 60 countries. Its core IP network connects more than 300 cities in 29 countries, with revenues of almost $2 billion in fiscal year 2005.

Through this acquisition, Impsat will be able to reap enormous benefits from a broader support infrastructure with Global Crossing and we anticipate that this transaction will allow us to better meet our customer's needs. The solutions innovation that has been the lifeblood of Impsat will continue to flourish.

Until the closing of the transaction, Impsat will continue to operate as an independent entity.

For your information, attached you will find the press release issued today in connection with this transaction. Should you have any questions, please contact your account manager. Additional details can be found at www.impsat.com or www.globalcrossing.com.

We appreciate the relationship we have with you and thank you for your ongoing support.

Sincerely,





Ricardo Verguer
President & CEO
Impsat Fiber Networks, Inc.